QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS RELEASE	[haggar]	6113 Lemmon, Dallas, Texas 75209 Tel 214.956.4511 • Fax 214.956.4446 Contact: David Tehle Executive Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE

HAGGAR CORP. RESPONDS TO DEMAND
FOR ACCESS TO THE COMPANY'S STOCK LEDGER

DALLAS, TX (November 22, 2002)

        Haggar Corp. (Nasdaq: HGGR) today announced that it has filed a declaratory action in response to a demand previously received from Mr. Thomas G. Kahn, purportedly acting individually or as trustee or co-trustee for Kahn Brothers & Co. Profit Sharing Plan & Trust, requesting that the Company provide him with access to the Company's stock ledger. The trust purportedly owns 1,000 shares of the Company's common stock. The Company initiated the litigation because it believes that the demand made by Mr. Kahn is deficient in several respects under Nevada law and that it is in the best interest of the Company's stockholders to provide access to the Company's stock ledger only to persons legally entitled to that access. The Company intends to vigorously oppose such demand pending a determination as to whether Mr. Kahn is legally entitled to access under Nevada law.

        Haggar Clothing Co., a wholly owned subsidiary of Haggar Corp., is a leading marketer of men's casual and dress apparel and women's sportswear with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. The Company also holds exclusive licenses in the United States to use the Claiborne® trademark and in the United States and Canada to use the DKNY® trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.

        Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

QuickLinks

  Exhibit 99.1
HAGGAR CORP. RESPONDS TO DEMAND FOR ACCESS TO THE COMPANY'S STOCK LEDGER